Exhibit 10a

AMENDMENT NO.2

TRUSTCO BANK CORP NY

2010 DIRECTORS EQUITY INCENTIVE PLAN

WHEREAS, TrustCo Bank Corp NY (the “Company”) previously established the TrustCo Bank Corp NY 2010 Directors Equity Incentive Plan (“Plan”);

WHEREAS, the Company wishes to amend the Plan to provide that restricted stock units may be awarded to Participants in the Plan;

WHEREAS, under Section 13 of the Plan, the Board of Directors of the Company may, in relevant part, at any time and with or without prior notice, amend or alter the Plan, provided, however, that no such amendment or alteration may be made which, without first obtaining approval of the shareholders of the Company (where such approval is necessary to satisfy any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would increase the maximum number of Shares that may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 5(a) of the Plan, decrease the minimum Option Price or Grant Price requirements set forth in the Plan; change the class of persons eligible to receive Awards under the Plan, extend the duration of the Plan or otherwise require shareholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange);

NOW, THEREFORE, the Company does, effective as of November 20, 2012, amend the Plan as follows:

Amendment

1.             Amendments to Section 2, Definitions. Section 2(a) of the Plan is amended as follows:

(a)	Section 2(a)(i) of the Plan is amended and restated in its entirety to read as follows:

(i)	“Award” means any Stock Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

(b)	Section 2(a)(xiii) of the Plan is amended and restated in its entirety to read as follows:

(xiii)
“Period of Restriction” means, with respect to Restrict Stock, the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 9(g) of the Plan, and, with respect to Restricted Stock Units, the period described in the first sentence of Section 9A(b).

(c)	A new section 2(a)(xxii) is added to the Plan to read in its entirety as follows:

(xxii)	“Restricted Stock Unit” means a right to receive a payment equal to the value of a share of Stock, pursuant to Section 9A of the Plan.

2.             Amendments to Section 5, Stock Subject to Plan. Section 5 of the Plan is amended as follows:

(a)	Section 5(a) of the Plan is amended and restated in its entirety to read as follows:

(a)
Number of Shares Available for Awards. The total number of shares of Stock that may be issued pursuant to Awards of Options and/or Restricted Stock under the Plan may not exceed 250,000 and the total number of Awards of Stock Appreciation Rights or Restricted Stock Units may not exceed the equivalent of 250,000 shares. Such number of shares shall be subject to adjustment upon occurrence of any of the events indicated in Section 5(d). The shares of Stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

(b)	Section 5(c) of the Plan is amended and restated in its entirety to read as follows:

(c)	Limitations on Awards to a Single Participant. Notwithstanding anything to the contrary contained in the Plan, the following limitations shall apply to Awards made hereunder:

(i)
no Participant may be granted, during any calendar year, Awards consisting of Options or Restricted Stock for more than 5,000 shares of Common Stock, subject to adjustment pursuant to the provisions of Section 5(d); and

(ii)
no Participant may be granted, during any calendar year, Awards consisting of Stock Appreciation Rights or Restricted Stock Units covering or relating to more than 5,000 shares of Common Stock, subject to adjustment pursuant to the provisions of Section 5(d).

3.             Authorization of Restricted Stock Units. A new section 9A is added to the Plan to read in its entirety as follows:

9A.         Restricted Stock Units.

(a)
Grant of Restricted Stock Units. Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine. Restricted Stock Units shall be similar to Restricted Stock, except no shares are actually awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Restricted Stock Units.

(b)
Other Conditions and Restrictions. Payment with respect to Restricted Stock Units shall not be paid for such period of time as shall be determined by the Committee and shall be specified in the Award Agreement for the grant of the Restricted Stock Units, or upon earlier satisfaction of other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement for the grant of the Restricted Stock Units. The Committee shall impose such other restrictions on Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws.

(c)	Rights as a Shareholder. A Participant shall have no voting rights, and no rights to dividends or other distributions, with respect to any Restricted Stock Units.

(d)
Termination of Service Due to Death or Disability During Period of Restriction. If the service of the Participant is terminated by reason of death or Disability during the Period of Restriction, the Period of Restriction applicable to the Restricted Stock Units shall automatically terminate upon such Separation from Service.

(e)
Termination of Service for Reasons other than Death or Disability During Period of Restriction. If the service of the Participant shall terminate for any reason other than death or Disability during the Period of Restriction, then any Restricted Stock Units still subject to the Period of Restriction at the date of such Separation of Service automatically shall be forfeited and returned to the Company.

(f)
Payment of Restricted Stock Units. Subject to the other provisions of the Plan, after the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by a cash payment determined by reference to the then-current Fair Market Value of the Stock.

(g)
Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A.If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

(h)
Nontransferability. Restricted Stock Units, and all rights with respect to Restricted Stock Units, granted to a Participant under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

4.             Amendment to Section 12, Change in Control. Section 12(a) of the Plan is amended and restated to read in its entirety as follows:

(a)
In General. Except as expressly provided otherwise in an Award Agreement, in the event of a Change-in-Control of the Company as defined in Section 12(b) below, all Awards under the Plan shall vest 100%, whereupon all Options shall become exercisable in full, SARs and Restricted Stock Units shall be paid out based on the terms thereof and the restrictions applicable to Restricted Stock shall terminate.

5.             Defined Terms. All capitalized terms used in this Amendment that are defined in the Plan, either directly or by a reference set forth in the Plan, shall have the respective meanings assigned them in the Plan except as otherwise provided in this Amendment or unless the context otherwise requires.

6.             References to Agreement. Upon the effectiveness of this Amendment, each reference in the Plan to “this Plan,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Plan as amended hereby.

7.             Plan Remains in Effect. The Plan, as amended and supplemented by this Amendment, shall remain in full force and effect .

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted on this 20th day of November, 2012.

TRUSTCO BANK CORP NY

By:	/s/ Robert J. McCormick
Title	President and Chief Executive Officer